UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 23, 2008

HOME SYSTEM GROUP
(Exact name of registrant as specified in its charter)

Nevada	000-49770	43-1954776
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 5A, Zuanshi Ge, Fuqiang Yi Tian Ming Yuan,
Fu Tian Qu, Shenzhen City
People's Republic of China
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code:	086-755 -83570142

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 23, 2008, Home System Group (the "Company”) entered into a Share Purchase Agreement (the "Agreement") with Asia Forever Investment Limited  (Asia Forever)  and Asia Forever’s shareholders ( the “Shareholders”) , pursuant to which the Company agreed to acquire 100% of the ownership  interests in Asia Forever from the Shareholders for approximately $39,000,000 (the "Purchase Price"), which is payable in cash  no later than the end of 2010.

The obligation to pay the the Purchase Price will be evidenced by non-interest-bearing, unsecured promissory notes (the "Notes") delivered by the Company to each of the Shareholders at the Closing. Pursuant to the Notes, 25% of the purchase price of the Purchase Price will be due and payable on December 31, 2008,  and the remaining 75% will be paid in 3 equal installments due and payable on the last day of every six month period throughthe second anniversary of the closing date, but all amounts due under the Notes will become immediately due and payable after an event of default. As a result of the transaction, Asia Forever will become awholly-owned subsidiary of the Company.

On September 1, 2008 Asia Forever completed the stock purchase transactions with Zhongshan City Weihe Appliances Co.,Ltd. (“Weihe”) . As a result of the transaction, Weihe has become Asia Forever’s wholly-owned subsidiary.

Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Share Purchase Agreement dated as of Sept 23, 2008, is entered into by and among Home System Group, Holy (HK) Limited, Asia Forever Limited and the shareholders of Asia Forever Limited

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2008	HOME SYSTEM GROUP

By: /s/ Weiqiu Li
Name: Weiqiu Li
Title: Chief Executive Officer

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